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Fister & Associates, Inc.



April 27, 2000



                           CONSENT OF FINANCIAL ADVISER


We hereby consent to the use of our opinion included as Annex C to the Joint Proxy Statement/Prospectus included in the Registration Statement on
Form S-4 relating to the proposed merger between Enterbank Holdings, Inc.
and Commercial Guaranty Bancshares, Inc., and to the reference to our firm name under the caption "Opinion of CGB's Financial Advisor" in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


FISTER & ASSOCIATES, INC.


By: /s/ Patrick J. Fister
    -------------------------------
    Patrick J. Fister
    Executive Vice President